SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                Riverview Plaza
                287 Bowman Avenue
                Second Floor
                Purchase, New York 10577

Telephone Number (including area code):    (888) 266-2200

Name and address of
agent for service of process:    William J. Landes
                                 Old Mutual 2100 Emerging Managers
                                     Institutional Fund, L.L.C.
                                 Riverview Plaza
                                 287 Bowman Avenue, Second Floor
                                 Purchase, New York 10577

Copy to:

George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022




Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           X     Yes          No
         ------         ----

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 22nd day of December, 2006.

                                 Old Mutual 2100 Emerging Managers
                                     Institutional Fund, L.L.C.


                                 By:  /s/ William J. Landes
                                     ------------------------------
                                      Name:  William J. Landes
                                      Title: Initial Manager